EX-9

        [JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK LETTERHEAD]


December 15, 2006



Board of Directors
Jackson National Life Insurance Company of New York
2900 Westchester Avenue
Purchase, NY 10577

Re:      Jackson National Life Insurance Company of New York
         JNLNY Separate Account I
         File Nos. 333-137485 and 811-08401

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Pre-Effective Amendment No. 1 to this Registration Statement on Form N-4 for the Individual Fixed and Variable Annuity Contracts (the "Contracts") to be issued by Jackson National Life Insurance Company of New York and its separate account, JNLNY Separate Account I. This filing constitutes an initial filing for the offering of the Contracts and Amendment No. 86 for the Separate Account.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

1. JNLNY Separate Account I is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2. Upon the acceptance of premiums made by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally issued, fully paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or a copy thereof, as an exhibit to Pre-Effective Amendment No. 1 to this Registration Statement.

Sincerely,

THOMAS J. MEYER

Thomas J. Meyer
Senior Vice President, General Counsel and Director